Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements (Nos. 333-211521, 333-210413 and 333-198974) on Form S-3, the Registration Statement (No. 333-170692) on Form S-8, the Registration Statement (No. 333-146777) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF of Retail Opportunity Investments Corp., and the Registration Statement (No. 333-211521-01) on Form S-3 of Retail Opportunity Investments Partnership, LP of our report dated November 28, 2017, relating to our audit of the Statement of Revenues and Certain Expenses of Highland Hill, for the year ended December 31, 2016, included in this Current Report on Form 8-K.
/s/ PKF O'Connor Davies, LLP

New York, New York
November 28, 2017